Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports
Third Quarter 2012 Results

Third quarter 2012 net income from continuing operations per diluted share was $0.79

Third quarter 2012 operating earnings per diluted share increased 11 percent to $1.32 and included a $0.22 per diluted share unfavorable impact from unlocking

Ameriprise Financial Board of Directors declares a $0.45 per share quarterly dividend, a 29 percent increase, or $0.10 per share, and authorizes an additional $2 billion share repurchase program

MINNEAPOLIS — October 24, 2012 — Ameriprise Financial, Inc. (NYSE: AMP) today reported third quarter 2012 net income from continuing operations attributable to Ameriprise Financial of $174 million, or $0.79 per diluted share, compared to $322 million, or $1.33 per diluted share, a year ago. Third quarter 2012 operating earnings were $289 million, or $1.32 per diluted share, compared to $289 million, or $1.19 per diluted share, a year ago.

Third quarter 2012 operating results included a previously announced $48 million, or $0.22 per diluted share, unfavorable impact from the company’s annual review of insurance and annuity valuation assumptions and modeling changes (unlocking). This non-cash expense in the quarter compared to an unfavorable impact of $9 million, or $0.04 per diluted share, a year ago.

Third quarter 2012 operating net revenues of $2.5 billion were unchanged from a year ago and included lower revenues from the impact of unlocking. Net revenues in the year ago quarter included additional investment income recognition. Adjusting for these two items, third quarter 2012 operating net revenues grew 3 percent driven by strong Ameriprise advisor client net inflows and market appreciation, partially offset by a decline in net investment income reflecting continued low short-term interest rates as well as outflows in asset management.

Third quarter 2012 operating expenses were unchanged at $2.1 billion, as higher distribution-related expenses offset lower deferred acquisition costs (DAC) amortization. Operating general and administrative expenses were essentially flat compared to a year ago as ongoing expense controls offset investments.

The company maintains a strong financial foundation and continues to generate free cash flow. During the quarter, the company returned $416 million to shareholders through share repurchases and dividends, and has $482 million remaining on its current share repurchase authorization. In addition, the Ameriprise Financial Board of Directors declared a $0.45 per common share quarterly cash dividend, a 29 percent increase, or $0.10 per share, and also authorized a new $2 billion share repurchase program through 2014.

Return on shareholders’ equity excluding accumulated other comprehensive income (AOCI) was 10.7 percent for the 12 months ended September 30, 2012. Operating return on equity excluding AOCI was 15.4 percent for the same time period.

“We had another good quarter, led by solid results in our advisory and asset management businesses,” said Jim Cracchiolo, chairman and chief executive officer. “While equity markets improved in the quarter, low interest rates continue to create headwinds.”

“Our advisory client base grew nicely in the quarter. We experienced strong retail client net inflows, including more than doubling net inflows into wrap accounts. In Asset Management, we’re generating good financial performance, and we’re seeing improvement in retail flows. And our annuity and protection businesses continue to generate good returns and remain well positioned.

“The company continues to generate strong returns and good cash flow giving us the ability to return significant capital to shareholders. Today, we declared another increase in our quarterly dividend, up 29 percent.  It’s our fifth increase since early 2010, bringing our dividend yield to approximately 3 percent. We also authorized a new $2 billion share repurchase program as we accelerated our buybacks over the past two years.”

Third Quarter 2012 Summary

In the third quarter of the year, the company conducts an annual review of insurance and annuity valuation assumptions relative to current experience and management expectations. To the extent that expectations change as a result of this review, the company updates valuation assumptions and the impact is reflected as part of annual unlocking.  As previously announced, the unlocking impact in the quarter primarily reflected the low interest rate environment and the assumption of continued low interest rates over the near term.

Ameriprise Financial, Inc.

Third Quarter Summary

				Per Diluted Share
	Quarter Ended			Quarter Ended
	September 30,			September 30,
(in millions, except per share amounts, unaudited)	2012	2011	% Change	2012	2011	% Change
Net income from continuing operations attributable to Ameriprise Financial	$174	$322	(46)%	$0.79	$1.33	(41)%
Adjustments, net of tax
(see reconciliation on p. 12)	115	(33)	NM	0.53	(0.14)	NM
Operating earnings	$289	$289	—%	$1.32	$1.19	11%
Items included in operating earnings:
Annual unlocking, after-tax(1)	$(48)	$(9)	NM	$(0.22)	$(0.04)	NM
Market impact on insurance and annuity DAC and DSIC (mean reversion), after-tax(1)	$10	$(27)	NM	$0.05	$(0.11)	NM

Weighted average common shares outstanding:
Basic	215.0	238.0
Diluted	219.1	242.0

(1) After-tax is calculated using the statutory tax rate of 35%.

NM Not Meaningful — variance of greater than 100%

The company believes the presentation of operating earnings best represents the economics of the business. Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized gains or losses; integration and restructuring charges; the market impact on variable annuity guaranteed living benefits net of hedges and related DAC and deferred sales inducement costs (DSIC) amortization; and income or loss from discontinued operations.

Taxes

The third quarter 2012 operating effective tax rate was 27.2 percent compared to 23.9 percent a year ago. The third quarter 2012 tax rate was affected by investment losses associated with the Ameriprise Bank transition— the company will realize related investment gains in the fourth quarter that will offset these losses. The company expects its full year 2012 operating effective tax rate will be slightly below its previously disclosed 28 to 30 percent range.

Third Quarter 2012 Business Highlights

•                  Assets under management and administration increased 13 percent from a year ago to $678 billion primarily driven by market appreciation.

•                  Ameriprise advisor client assets grew 18 percent from a year ago to $345 billion driven by market appreciation and strong net inflows.

•                  Wrap assets grew 24 percent to $121 billion, as wrap net inflows in the quarter more than doubled to $2.1 billion compared to the prior year.

•                  The company continued to recruit experienced advisors to Ameriprise, adding 106 advisors in the quarter and 314 year to date.

•                  In its study, “Advisor Channel Migration TrendsTM 2012,” Cogent Research listed Ameriprise as a top five firm for financial advisors who are likely to move to another broker-dealer.

•                  During the quarter, the company completed its multi-year brokerage conversion project that will help advisors serve clients more efficiently and effectively.

•                  Heardable Score, which measures online brand performance, ranked Ameriprise third among full service investment brands online.

•                  Asset Management net outflows of $3.5 billion in the quarter were driven by net outflows in institutional and alternative portfolios. Retail net flows were slightly positive, as strong net inflows at Threadneedle were offset by net outflows at Columbia, including outflows from a third-party subadvisor and the Value and Restructuring fund. In institutional, net outflows of $2.0 billion were driven by Threadneedle outflows of $1.1 billion of legacy insurance assets and $0.9 billion from the previously announced retender of low margin pension assets, which more than offset improved results at Columbia. Alternative net outflows of $1.6 billion were primarily driven by hedge funds.

•                  On a global basis, the company had 116 four- and five-star Morningstar-rated funds, including 53 Columbia Management funds and 63 Threadneedle funds.

•                  RiverSource Life continued to generate strong sales of its indexed universal life insurance product with total life and disability income insurance cash sales increasing during each of the last four quarters. Ameriprise Auto & Home continued to generate solid core business results with policies in force growing a steady 8 percent.

Balance Sheet Summary as of September 30, 2012

Excess capital position and prudent capital management

•                  Cash and cash equivalents were $3.3 billion, with $0.7 billion at the holding company and $0.8 billion in free cash. In addition, the holding company holds more than $0.8 billion in high-quality, short-duration securities.

•                  Excess capital remained at $2.0+ billion after the return of $416 million to shareholders during the quarter through share repurchases and dividends.

•                  The company repurchased 6.3 million shares of its common stock in the quarter for $340 million. The company has $482 million remaining on its current share repurchase authorization. In addition, the board of directors authorized a new $2 billion share repurchase program through 2014.

•                  The board of directors declared a quarterly cash dividend of $0.45 per common share payable on November 16, 2012 to shareholders of record as of November 5, 2012. The dividend represents a 29 percent increase, or $0.10 per share. Since February 2010, the company has increased its regular quarterly dividend 165 percent.

•                  The total investment portfolio remains well positioned with no holdings of sovereign debt in financially troubled European countries and has $3.1 billion in net unrealized gains.

Ameriprise Bank Transition Update

In the second quarter of 2012, the company announced its intention to transition Ameriprise Bank from a federal savings bank to a non-depository trust company. The implementation of the deposit and loan disposals is underway and bank operations are on track to close by year end. Final approvals from the appropriate federal and state regulators are pending.

As part of this process, the company recognized $62 million of net investment losses in the quarter and will realize related investment gains in the fourth quarter that will offset third quarter losses.

Segment Summaries

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2012	2011	(Worse)
Advice & Wealth Management
Net revenues	$961	$938	2%
Expenses	842	822	(2)
Pretax operating earnings	$119	$116	3
Item included in operating earnings:
Investment income recognition	$—	$6	NM

	Quarter Ended September 30,		% Better/
	2012	2011	(Worse)
Retail client assets (billions)	$345	$293	18%
Mutual fund wrap net flows (billions)	$2.1	$0.8	NM
Operating net revenue per branded advisor (thousands)	$98	$97	1%

NM Not Meaningful — variance of greater than 100%

Advice & Wealth Management pretax operating earnings were $119 million. Pretax operating earnings grew 8 percent after adjusting for $6 million of additional investment income recognition in the year ago quarter. Results in the third quarter reflected revenue growth, continued expense management and ongoing investments in the business, including a new brokerage platform. Third quarter 2012 pretax operating margin remained strong at 12.4 percent.

Operating net revenues increased 2 percent to $961 million, or 3 percent after adjusting for the investment income item in the year ago quarter. Solid underlying revenue growth was driven by market appreciation, advisor business growth and client net inflows, partially offset by lower transactional revenues and low interest rates. Total retail client assets grew 18 percent to $345 billion, reflecting market appreciation and continued strong client net inflows.

Operating expenses increased 2 percent to $842 million, primarily reflecting higher distribution expenses associated with strong growth in client assets. General and administrative expenses declined 2 percent, demonstrating on-going expense discipline, which more than offset investments for business growth.

Ameriprise Financial, Inc.

Asset Management Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2012	2011	(Worse)

Asset Management
Net revenues	$733	$705	4%
Expenses	578	586	1
Pretax operating earnings	$155	$119	30

Items included in operating earnings:
Threadneedle project implementation costs	$—	$(10)	NM
Hedge fund redemption performance fees	$7	$—	NM

	Quarter Ended September 30,		% Better/
	2012	2011	(Worse)
Total segment AUM(1) (billions)	$461	$417	11%
Columbia Management AUM	$340	$325	5%
Threadneedle AUM	$124	$96	28%
Total segment net flows (billions)	$(3.5)	$(5.2)	33%
Retail net flows	$0.1	$(3.1)	NM
Institutional net flows	$(2.0)	$(2.0)	(3)%
Alternative net flows	$(1.6)	$(0.1)	NM

(1)             Subadvisory eliminations between Columbia Management and Threadneedle are included in the company’s Third Quarter 2012 Statistical Supplement available at ir.ameriprise.com.

NM Not Meaningful — variance of greater than 100%

Asset Management pretax operating earnings were $155 million, up 30 percent from a year ago, driven by equity market appreciation, $7 million of redemption-driven hedge fund performance fees and continued expense management. Earnings growth was partially offset by the impact of net outflows and a shift in flows from equity to fixed income. Third quarter 2012 adjusted net pretax operating margin was 37.6 percent compared to 32.7 percent a year ago.

Operating net revenues increased 4 percent to $733 million, primarily driven by growth in assets from market appreciation and redemption-driven hedge fund performance fees, partially offset by net outflows and the shift in flows from equity to fixed income.

Operating expenses improved by 1 percent to $578 million. General and administrative expenses declined $7 million from a year ago reflecting the company’s focus on re-engineering to fund investments in the business and included higher compensation-related expenses associated with hedge fund performance fees. The year ago quarter included $10 million of project implementation costs at Threadneedle.

Total segment assets under management increased 11 percent from a year ago to $461 billion, reflecting market appreciation, partially offset by net outflows.

Asset Management net outflows of $3.5 billion in the quarter were driven by net outflows in institutional and alternative portfolios. Retail net flows were slightly positive, as strong net inflows at Threadneedle were offset by net outflows at Columbia, including outflows from a third-party subadvisor and the Value and Restructuring fund.  In institutional, net outflows of $2.0 billion were driven by Threadneedle outflows of $1.1 billion of legacy insurance assets and $0.9 billion from the previously announced retender of low margin pension assets, which more than offset improved results at Columbia. Alternative net outflows of $1.6 billion were primarily related to the termination of a hedge fund portfolio manager.

Ameriprise Financial, Inc.

Annuities Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2012	2011	(Worse)

Annuities
Net revenues	$632	$688	(8)%
Expenses	541	553	2
Pretax operating earnings	$91	$135	(33)

Variable annuity pretax operating earnings	$31	$60	(48)%
Fixed annuity pretax operating earnings	60	75	(20)
Total pretax operating earnings	$91	$135	(33)

Items included in operating earnings:
Variable annuities:
Annual unlocking	$(74)	$17	NM
Market impact on DAC and DSIC (mean reversion)	14	(39)	NM
Investment income recognition	—	3	NM
Total variable annuities impact	$(60)	$(19)	NM
Fixed annuities:
Annual unlocking	$14	$(16)	NM
Investment income recognition	—	31	NM
Total fixed annuities impact	$14	$15	(7)%

	Quarter Ended September 30,		% Better/
	2012	2011	(Worse)
Variable annuity ending account balances (billions)	$67.5	$58.9	15%
Variable annuity net flows (millions)	$(182)	$179	NM
Fixed annuity ending account balances (billions)	$14.0	$14.2	(1)%
Fixed annuity net flows (millions)	$(214)	$(160)	(34)%

NM Not Meaningful — variance of greater than 100%

Annuities pretax operating earnings were $91 million reflecting the impact of unlocking and low interest rates, partially offset by market appreciation.

Variable annuity operating earnings were $31 million and included the unfavorable unlocking impact, partially offset by a benefit from the market impact on DAC and DSIC. Earnings in the year ago quarter included $3 million of additional investment income recognition. Adjusting for these items in both periods, variable annuity earnings increased 15 percent reflecting strong market appreciation.

Fixed annuity operating earnings were $60 million and included a favorable unlocking impact. Earnings in the year ago quarter included $31 million of additional investment income recognition. Adjusting for these items in both periods, fixed annuity earnings declined 23 percent, primarily from the continued low interest rate environment.

RiverSource variable annuity account balances increased 15 percent to $67.5 billion driven by market appreciation. Variable annuity net outflows in the quarter reflected the closed book of annuities sold through third parties and $58 million of net inflows in the Ameriprise channel. RiverSource fixed annuity account balances declined 1 percent to $14.0 billion due to ongoing net outflows resulting from low client demand given current interest rates.

Ameriprise Financial, Inc.

Protection Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2012	2011	(Worse)

Protection
Net revenues	$496	$502	(1)%
Expenses	407	432	6
Pretax operating earnings	$89	$70	27

Items included in operating earnings:
Market impact on DAC (mean reversion)	$1	$(3)	NM
Annual unlocking	$(13)	$(15)	13%
Auto & Home catastrophe losses(1)	$—	$(18)	NM

	Quarter Ended September 30,		% Better/
	2012	2011	(Worse)
Life insurance in force (billions)	$191	$191	—
VUL/UL ending account balances (billions)	$9.8	$8.9	10%
Auto & home policies in force (thousands)	742	687	8%

(1)             Represents above normal expected level of claims experience.  On a gross basis, catastrophe losses were $23 million for 3Q 2011.

NM Not Meaningful — variance of greater than 100%

Protection pretax operating earnings increased 27 percent to $89 million, primarily driven by improved auto and home results partially offset by lower long term care results. The unfavorable impact of unlocking was $13 million in the quarter compared to $15 million a year ago.

Operating net revenues decreased 1 percent to $496 million as auto and home premium growth was more than offset by the unfavorable impact of unlocking. Operating expenses declined 6 percent to $407 million, primarily driven by high auto and home catastrophe losses a year ago and lower DAC amortization due to unlocking.

Auto & Home continued its steady growth in policies, up 8 percent compared to a year ago.

Ameriprise Financial, Inc.

Corporate & Other Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2012	2011	(Worse)
Corporate & Other
Net revenues	$5	$(7)	NM
Expenses	62	53	(17)%
Pretax loss	$(57)	$(60)	5

NM Not Meaningful — variance of greater than 100%

Corporate & Other pretax operating loss was $57 million for the quarter compared to $60 million a year ago.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner
Ameriprise Financial
(612) 671-4676
chad.j.sanner@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future since 1894. With outstanding asset management, advisory and insurance capabilities and a nationwide network of 10,000 financial advisors, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, or to find an Ameriprise financial advisor, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FSA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  the statement in this news release regarding the company’s assumption of continued low interest rates over the near-term;

•                  the statements in this news release regarding the company’s plan to transition its federal savings bank subsidiary, Ameriprise Bank, FSB, to a non-depository national trust bank and the expectation that bank operations are on track to close by year end;

•                  the statement in this news release that, in connection with the Ameriprise Bank transition, the company will realize investment gains during the fourth quarter that will offset third quarter investment losses;

•                  the statement in this news release that the company expects its full year 2012 operating effective tax rate to be slightly below the 28 to 30 percent range;

•                  the statement in this news release regarding the company’s belief that the new brokerage platform will help advisors serve clients more efficiently and effectively;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  changes in and the adoption of relevant accounting standards, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules and regulations implemented or to be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or affiliated advisor misconduct, legal or regulatory actions, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the Company’s credit ratings and the overall availability of credit;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the company’s ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•                  the company’s ability to realize the financial, operating and business fundamental benefits or to obtain regulatory approvals regarding integrations we plan for the acquisitions we have completed or may pursue and contract to complete in the future, as well as the amount and timing of integration expenses;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  changes in the capital markets and competitive environments induced or resulting from the partial or total ownership or other support by central governments of certain financial services firms or financial assets; and

•                  general economic and political factors, including consumer confidence in the economy, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2011 and under Part 2, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. For information about Ameriprise Financial entities, please refer to the Third Quarter 2012 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Quarter Ended September 30,		Per Diluted Share Quarter Ended September 30,
(in millions, except per share amounts, unaudited)	2012	2011	2012	2011
Net income attributable to Ameriprise Financial	$173	$324	$0.79	$1.34
Less: Income (loss) from discontinued operations, net of tax	(1)	2	—	0.01
Net income from continuing operations attributable to Ameriprise Financial	174	322	0.79	1.33
Add: Market impact on variable annuity guaranteed living benefits, net of tax(1)	60	(50)	0.28	(0.21)
Add: Integration/restructuring charges, net of tax(1)	11	15	0.05	0.06
Add: Net realized losses (gains), net of tax(1)	44	2	0.20	0.01
Operating earnings	$289	$289	$1.32	$1.19

Weighted average common shares outstanding:
Basic	215.0	238.0
Diluted	219.1	242.0

(1)     Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Reconciliation Table: Total Net Revenues

	Quarter Ended September 30,
(in millions, unaudited)	2012	2011
Total net revenues	$2,468	$2,455
Less: CIEs revenue	27	(52)
Less: Net realized gains (losses)	(68)	(2)
Less: Integration/restructuring charges	(8)	—
Operating total net revenues	2,517	2,509
Less: Annual unlocking	(41)	(20)
Less: Investment income recognition	—	43
Operating total net revenues adjusted for disclosed items	$2,558	$2,486

Ameriprise Financial, Inc.
Reconciliation Table: Total Expenses

	Quarter Ended September 30,
(in millions, unaudited)	2012	2011
Total expenses	$2,269	$2,129
Less: CIEs expenses	49	53
Less: Market impact on variable annuity guaranteed living benefits	91	(77)
Less: Integration/restructuring charges	9	24
Operating expenses	$2,120	$2,129

Ameriprise Financial, Inc.
Reconciliation Table: General and Administrative Expenses

	Quarter Ended September 30,
(in millions, unaudited)	2012	2011
General and administrative expenses	$731	$743
Less: CIEs expenses	5	6
Less: Integration/restructuring charges	9	24
Operating general and administrative expenses	$717	$713

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended September 30, 2012
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$199	$397
Less: Pretax loss attributable to noncontrolling interests	(22)	—
Income from continuing operations before income tax provision excluding consolidated investment entities (CIEs)	$221	$397
Income tax provision from continuing operations	$47	$108
Effective tax rate	23.8%	27.2%
Effective tax rate excluding noncontrolling interests	21.4%	27.2%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended September 30, 2011
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$326	$380
Less: Pretax loss attributable to noncontrolling interests	(105)	—
Income from continuing operations before income tax provision excluding consolidated investment entities (CIEs)	$431	$380
Income tax provision from continuing operations	$109	$91
Effective tax rate	33.2%	23.9%
Effective tax rate excluding noncontrolling interests	25.2%	23.9%

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended
(in millions, unaudited)	September 30, 2012	September 30, 2011
Operating total net revenues	$733	$705
Less: Distribution pass through revenues	203	207
Less: Subadvisory and other pass through revenues	105	91
Adjusted operating revenues	$425	$407

Pretax operating earnings	$155	$119
Less: Operating net investment income	5	(4)
Add: Amortization of intangibles	10	10
Adjusted operating earnings	$160	$133

Adjusted net pretax operating margin	37.6%	32.7%

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended September 30,
(in millions, unaudited)	2012	2011
Net income attributable to Ameriprise Financial	$876	$1,144
Less: Income (loss) from discontinued operations, net of tax	10	(99)
Net income from continuing operations attributable to Ameriprise Financial, as reported	866	1,243
Less: Adjustments (1)	(320)	(53)
Operating earnings	$1,186	$1,296

Total Ameriprise Financial, Inc. shareholders’ equity	$9,057	$9,303
Less: Assets and liabilities held for sale	21	50
Less: Accumulated other comprehensive income, net of tax	912	753
Total Ameriprise Financial, Inc. shareholders’ equity from continuing operations, excluding AOCI	8,124	8,500
Less: Equity impacts attributable to the consolidated investment entities	406	510
Operating equity	$7,718	$7,990

Return on equity, excluding AOCI	10.7%	14.6%
Operating return on equity, excluding AOCI (2)	15.4%	16.2%

(1)     Adjustments reflect the trailing twelve months’ sum of after-tax net realized gains/losses; market impact on variable annuity guaranteed living benefits net of hedges and related DSIC and DAC amortization; and integration/restructuring charges.

(2)     Operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses; market impact on variable annuity guaranteed living benefits, net of hedges and related DSIC and DAC amortization; integration/restructuring charges; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI; the impact of consolidating investment entities; and the assets and liabilities held for sale using a five-point average of quarter-end equity in the denominator.

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2012	2011	(Worse)
Revenues
Management and financial advice fees	$1,191	$1,127	6%
Distribution fees	391	389	1
Net investment income	427	445	(4)
Premiums	309	311	(1)
Other revenues	161	195	(17)
Total revenues	2,479	2,467	—
Banking and deposit interest expense	11	12	8
Total net revenues	2,468	2,455	1
Expenses
Distribution expenses	667	641	(4)
Interest credited to fixed accounts	207	214	3
Benefits, claims, losses and settlement expenses	529	258	NM
Amortization of deferred acquisition costs	67	202	67
Interest and debt expense	68	71	4
General and administrative expense	731	743	2
Total expenses	2,269	2,129	(7)
Income from continuing operations before income tax provision	199	326	(39)
Income tax provision	47	109	57
Income from continuing operations	152	217	(30)
Income (loss) from discontinued operations, net of tax	(1)	2	NM
Net income	151	219	(31)
Less: Net loss attributable to noncontrolling interests	(22)	(105)	79
Net income attributable to Ameriprise Financial	$173	$324	(47)%

NM Not Meaningful — variance of greater than 100%